SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 27, 2017

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NETFLIX, INC.
(Exact name of registrant as specified in its charter)
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Delaware	001-35727	77-0467272
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
100 Winchester Circle
Los Gatos, CA
95032
(Address of principal executive offices)
(Zip Code)
(408) 540-3700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On July 27, 2017, Netflix, Inc. (the “Company”) entered into a Revolving Credit Agreement (the “Revolving Credit Agreement”) among the Company, the lenders party thereto and the administrative agent. The Revolving Credit Agreement provides for a $500,000,000 unsecured revolving credit facility, with an uncommitted incremental facility to increase the amount of the revolving credit facility by up to an additional $250,000,000, subject to certain terms and conditions as set forth therein. Immediately upon closing, the Company will not borrow any amount under the revolving credit facility.  The Company may use the proceeds of future borrowings under the Revolving Credit Agreement for working capital and general corporate purposes.

Revolving loans may be borrowed, repaid and reborrowed until July 27, 2022, at which time all amounts borrowed must be repaid. Revolving loans may be prepaid without premium or penalty, subject to customary breakage costs for loans bearing interest at the Adjusted LIBO Rate (as defined below).

Revolving loans will bear interest, at the Company’s option, at either (i) a floating rate per annum equal to a base rate (the “Alternate Base Rate”) or (ii) a per annum rate equal to an adjusted London interbank offered rate (the “Adjusted LIBO Rate”), plus a margin of 0.75%. The Alternate Base rate is defined as the greatest of (A) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate, (B) the federal funds rate, plus 0.500% and (C) the Adjusted LIBO Rate for a one-month interest period, plus 1.00%. The Adjusted LIBO Rate is defined as the London interbank offered rate for deposits in U.S. dollars, for the relevant interest period, adjusted for statutory reserve requirements, but in no event shall the Adjusted LIBO Rate be less than 0.00% per annum.

The Revolving Credit Agreement requires the Company to pay accrued interest (i) quarterly in arrears on each outstanding loan bearing interest at the Alternate Base Rate and (ii) on the last day of the interest period applicable to any loan bearing interest at the Adjusted LIBO Rate and, for interest periods of more than three months duration, intervals of three months’ duration. Interest periods for any loan bearing interest at the Applicable LIBO Rate may be, at the Company’s option, one, two, three or six months (or twelve months or less than one month with consent of each lender).

A default interest rate shall apply on overdue amounts (i) upon the occurrence and during the continuance of a payment or bankruptcy event of default under the Revolving Credit Agreement or (ii) at the request of the required lenders, upon the occurrence and during the continuance of any other event of default under the Revolving Credit Agreement at a rate per annum equal to (x) in the case of overdue principal of any loan, 2.00%, plus the rate otherwise applicable to such loan or (y) in the case of any other overdue amount, 2.00%, plus the rate applicable to loans bearing interest at the Alternate Base Rate.

A commitment fee accrues on the unused portion of the revolving commitments at a rate of 0.10% per annum. The Company is also obligated to pay customary fees for a revolving credit facility of this size and type.

The Revolving Credit Agreement contains customary affirmative covenants and negative covenants (and customary baskets and exceptions with respect thereto) for companies maintaining a similar corporate family rating and for a credit facility of this size and type, including covenants that limit or restrict the ability of the Company’s subsidiaries to incur debt and limit or restrict the ability of the Company and its subsidiaries to grant liens and enter into sale and leaseback transactions; and, in the case of the Company or a guarantor, merge, consolidate, liquidate, dissolve or sell, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole.

The Revolving Credit Agreement includes customary events of default, including payment defaults, inaccuracy of representations or warranties in any material respect, violation of covenants, cross default to other material indebtedness, cross acceleration to other material indebtedness, bankruptcy and insolvency events involving the Company or its significant subsidiaries, judgment defaults, and certain ERISA events. The occurrence of an event of default could result in the termination of the revolving commitments and the acceleration of the obligations under the Revolving Credit Agreement, if any.

The Lenders party to the Credit Agreement are Deutsche Bank AG New York Branch, Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, N.A.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Revolving Credit Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFLIX, INC.

Date: July 28, 2017

/s/ David Wells
By: David Wells
Title: Chief Financial Officer